Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: January 26, 2006

For Release: Immediately
Refer to: (317) 276-5795 — Terra Fox
Lilly Reports Q4 EPS of $.64, or $.80 Excluding Charges; 2005 EPS of $1.81, or $2.87 Excluding Charges
EPS Grew16% in Q4 and 11% in 2005, Excluding Charges and Expensing Options Both Years Newer
Products Represented 18% of Sales in 2005, compared with 11% in 2004
Eli Lilly and Company (NYSE: LLY) today announced financial results for the fourth quarter and full year of 2005.
Fourth-Quarter Highlights
•	Sales increased 6 percent, to $3.879 billion.
•	Newer products — Alimta®, Byetta®, Cialis®, Cymbalta®, Forteo®, Strattera®, Symbyax®, Xigris® and Yentreve® — contributed $791.2 million to fourth-quarter sales and accounted for 20 percent of total sales, compared with 14 percent of total sales in the fourth quarter of 2004.
•	Net income and earnings per share were $700.6 million and $.64, respectively, compared with fourth-quarter 2004 net loss of $2.4 million and no earnings per share. The fourth-quarter 2004 net loss was primarily due to the tax expense on the repatriation of overseas earnings as well as restructuring charges.
•	Assuming stock option expensing in 2004 and excluding certain charges in 2005 and 2004, net income and earnings per share grew 15 and 16 percent, respectively, to $871.6 million and $.80.
2005 Highlights
•	Sales increased 6 percent, to $14.645 billion.
•	Newer products contributed $2.580 billion to 2005 sales and accounted for 18 percent of total sales, compared with 11 percent of total sales in 2004.

•	Net income and earnings per share were $1.980 billion and $1.81, respectively, compared with 2004 net income of $1.810 billion and $1.66.
•	Assuming stock option expensing in 2004 and excluding certain charges in 2005 and 2004, net income and earnings per share grew 12 and 11 percent, respectively, to $3.131 billion and $2.87.
Pharmaceutical Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Fourth Quarter		Over/(Under)	Full Year		Over/(Under)
	2005	2004	2004	2005	2004	2004
Zyprexa®	$1,032.2	$1,085.5	(5%)	$4,202.3	$4,419.8	(5%)
Diabetes Care Products	750.4	673.2	11%	2,797.1	2,609.4	7%
Gemzar®	352.6	329.5	7%	1,334.5	1,214.4	10%
Evista®	265.3	257.3	3%	1,036.1	1,012.7	2%
Cymbalta	228.8	61.3	N/M *	679.7	93.9	N/M *
Strattera	168.0	183.4	(8%)	552.1	666.7	(17%)
Alimta	135.8	73.1	86%	463.2	142.6	N/M *
Forteo	118.0	74.3	59%	389.3	238.6	63

* N/M — Not Meaningful
Significant Events Over the Last Three Months
•	Lilly submitted Byetta for the treatment of type 2 diabetes in Europe. This submission timing was earlier than Lilly’s original submission target of the first half of 2006, which had been previously announced.
•	Lilly disclosed encouraging Phase II results for both enzastaurin for non-Hodgkin’s lymphoma and Factor Xa inhibitor for thrombotic disorders.
•	Lilly and Alkermes, Inc. signed an agreement to develop and commercialize inhaled formulations of parathyroid hormone. This marks the third collaboration between the companies.
•	Lilly licensed from Kyowa Hakko Kogyo Co., Ltd. an anticancer drug candidate that inhibits the mitotic kinesin Eg5. Lilly received an exclusive license to develop and sell the compound worldwide except in Japan, with Lilly and Kyowa Hakko sharing rights in certain Asian countries.
•	Lilly, the Department of Justice’s Office of Consumer Litigation and the U.S. Attorney’s Office for the Southern District of Indiana reached a settlement of the previously reported government investigation into Lilly’s Evista marketing and promotional practices. Lilly agreed to plead guilty to one misdemeanor charge under the Food, Drug and Cosmetic Act related to Evista promotion in 1998 and pay $36 million. In the fourth quarter of 2004, Lilly took a charge that was sufficient to cover this payment. The settlement is subject to approval by the federal court in Indianapolis; a hearing on the settlement has been scheduled for February 9, 2006.
•	As part of Lilly’s ongoing efforts to increase productivity and reduce its cost structure, the company finalized decisions that resulted in $171.9 million in pretax charges ($.14 per share after-tax) in the fourth quarter of 2005, consisting primarily of non-cash charges for the write-down of certain assets with no future use. Some of the impaired assets have been replaced by newer, state-of-the-art buildings and equipment that are expected to further increase the company’s productivity in its manufacturing and R&D efforts.
“As expected, 2005 was a year of two halves, with sales and earnings accelerating in the second half,” said Sidney Taurel, Lilly chairman and chief executive officer. “This stronger growth benefited from our nine newer products and productivity initiatives. Looking forward to 2006, our newer products should grow to about 24 percent of revenues and earnings per share should grow 8 to 11 percent, representing top-tier growth for large-cap pharmaceutical companies. We also expect to advance our robust pipeline, with three notable submissions anticipated during 2006: Arxxant™ for diabetic retinopathy, Cymbalta for generalized anxiety disorder, and Evista for breast cancer risk reduction in postmenopausal women.”
Fourth-Quarter Results
Worldwide sales for the quarter were $3.879 billion, an increase of 6 percent compared with the fourth quarter of 2004. Worldwide sales volume increased 7 percent, selling prices increased sales 1 percent and exchange rates decreased sales by 1 percent. (Numbers do not add due to rounding.)

Gross margins as a percent of sales improved by 0.6 percentage points, to 76.8 percent. This increase was primarily due to the favorable impact of foreign exchange rates, favorable product mix and lower factory inventory losses, partially offset by higher manufacturing expenses.
Overall, marketing and administrative expenses increased 8 percent, to $1.190 billion. This increase was primarily due to increased incentive compensation and benefits expenses, the adoption of stock option expensing effective January 1, 2005 and increased marketing expenses in support of newer products. The comparison benefited from a contribution to the Lilly Foundation during the fourth quarter of 2004. Research and development expenses were $809.9 million, or 21 percent of sales. Compared with the fourth quarter of 2004, research and development expenses increased 15 percent. This increase was primarily due to the fourth-quarter 2004 reimbursement of research and development expenses from Boehringer Ingelheim triggered by the European approval of Cymbalta, increased incentive compensation and benefits expenses, increased discovery research expenses and the adoption of stock option expensing effective January 1, 2005.
Other income increased 23 percent, to $85.2 million, primarily due to the Lilly ICOS LLC joint venture becoming profitable during 2005 and increased interest income, partially offset by increased interest expense.
Income tax expense decreased 67 percent, to $172.1 million, primarily due to the fourth-quarter 2004 tax expense of $465.0 million associated with the now completed repatriation to the U.S. of $8.0 billion of eligible overseas earnings in 2005 under the American Jobs Creation Act. In addition, income tax expense in the fourth quarter of 2005 benefited from the impact of a reduction in the full-year 2005 effective tax rate of 1 percent.
Net income and earnings per share were $700.6 million and $.64, respectively, compared with fourth-quarter 2004 net loss of $2.4 million and no earnings per share. Results in the fourth quarter of 2005 and 2004 were affected by several unusual items noted in the table below. Assuming stock option expensing in 2004 and excluding certain charges in 2005 and 2004, net income and earnings per share grew 15 percent and 16 percent, respectively, to $871.6 million and $.80, benefiting from sales growing at a faster rate than cost of sales and marketing and administrative expenses, increased other income and a lower effective tax rate. For further detail, see reconciliation below as well as the footnotes to the adjusted income statement later in this press release.
Earnings per Share Reconciliation

	Fourth Quarter		% Growth
	2005	2004
E.P.S. (reported)	$.64	$.00
Eliminate tax expense on the repatriation of overseas earnings under the American Jobs Creation Act	—	.43
Eliminate asset impairments, restructuring and other special charges	.14	.30
Eliminate acquired in-process research and development (IPR&D) charge related to inlicense of insomnia compound from Merck KGaA	—	.02
Eliminate cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations	.02	—

E.P.S. (adjusted)	$.80	$.75

Include pro forma stock option expense for fourth quarter 2004 period	—	(.06)

E.P.S. (adjusted with options expensed)	$.80	$.69	16%

Full-Year Results
Worldwide sales for the full year of 2005 were $14.645 billion, an increase of 6 percent compared with 2004. Worldwide sales volume increased 3 percent, while selling prices and exchange rates each increased sales by 1 percent. (Numbers do not add due to rounding.)
Gross margins as a percent of sales decreased by 0.4 percentage points, to 76.3 percent. This decrease was primarily due to higher manufacturing expenses, partially offset by favorable product mix and lower factory inventory losses.
Overall, marketing and administrative expenses increased 5 percent, to $4.497 billion. This increase was primarily attributable to the adoption of stock option expensing effective January 1, 2005 and increased incentive compensation and benefits expenses. The comparison benefited from a contribution to the Lilly Foundation during the fourth quarter of 2004. Research and development expenses were $3.026 billion, or 21 percent of sales. Compared with 2004, research and development expenses increased 12 percent. This increase was primarily due to the adoption of stock option expensing effective January 1, 2005, decreased reimbursements from collaboration partners and increased incentive compensation and benefits expenses.
Other income increased 13 percent, to $314.2 million, primarily due to Lilly ICOS LLC joint venture becoming profitable during 2005 and increased interest income, partially offset by less income related to the outlicense of legacy products and partnered products in development and increased interest expense.
Income tax expense decreased 37 percent, to $715.9 million, primarily due to the 2004 tax expense of $465.0 million associated with the now completed repatriation to the U.S. of $8.0 billion of eligible overseas earnings in 2005 under the American Jobs Creation Act.
Net income and earnings per share were $1.980 billion and $1.81, respectively, compared with 2004 net income of $1.810 billion and $1.66. Results in 2005 and 2004 were affected by several unusual items noted in the table below. Assuming stock option expensing in 2004 and excluding certain charges in 2005 and 2004, net income and earnings per share grew 12 percent and 11 percent, respectively, to $3.131 billion and $2.87, benefiting from sales growing at a faster rate than operating expenses, increased other income and a lower effective tax rate. For further detail, see reconciliation below as well as the footnotes to the adjusted income statement later in this press release.

Earnings per Share Reconciliation

	Full Year		% Growth
	2005	2004
E.P.S. (reported)	$1.81	$1.66
Eliminate product liability charge	.90	—
Eliminate tax expense on the repatriation of overseas earnings under the American Jobs Creation Act	—	.43
Eliminate asset impairments, restructuring and other special charges	.14	.38
Eliminate acquired IPR&D charge related to AME acquisition and inlicense of insomnia compound	—	.35
Eliminate cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations	.02	—

E.P.S. (adjusted)	$2.87	$2.82

Include proforma stock option expense for 2004 period	—	(.24)

E.P.S. (adjusted with options expensed)	$2.87	$2.58	11%

Zyprexa
In the fourth quarter of 2005, Zyprexa sales totaled $1.032 billion, a 5 percent decrease. U.S. sales of Zyprexa decreased 15 percent, to $464.2 million, due to lower underlying demand compared with fourth quarter of 2004. Zyprexa sales in international markets increased 6 percent, to $568.0 million, driven by volume growth in a number of major markets, offset in part by the impact of foreign exchange rates. Excluding the impact of exchange rates, sales of Zyprexa outside the U.S. increased 9 percent in the fourth quarter.
For the full year of 2005, worldwide Zyprexa sales decreased 5 percent, to $4.202 billion. U.S. Zyprexa sales for 2005 were $2.035 billion, a 16 percent decrease, and international Zyprexa sales were $2.167 billion, a 9 percent increase. Excluding the impact of exchange rates, sales of Zyprexa outside the U.S. increased 6 percent in 2005.
Diabetes Care Products
In the fourth quarter of 2005, diabetes care revenue, composed primarily of Humalog®, Humulin®, Actos® and recently launched Byetta, increased 11 percent, to $750.4 million,

compared with the fourth quarter of 2004. Diabetes care revenue increased 17 percent in the U.S., to $434.9 million. Diabetes care revenue outside the U.S. increased 5 percent, to $315.5 million. For the full year of 2005, worldwide diabetes care revenue increased 7 percent, to $2.797 billion.
For the fourth quarter of 2005, worldwide Humalog sales increased 9 percent, to $309.1 million, driven primarily by higher prices. Worldwide Humulin sales increased 1 percent, to $247.2 million, driven by higher prices, offset partially by decline in underlying demand due to continued competitive pressures. Actos generated $155.0 million of revenue for Lilly, an increase of 20 percent. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter-to-quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue. Sales of Byetta, a first-in-class treatment for type 2 diabetes marketed by Lilly and Amylin Pharmaceuticals and launched in the U.S. in June 2005, were $49.0 million in the fourth quarter. Lilly reports as revenue its 50 percent share of Byetta’s gross margins and its sales of Byetta pen delivery devices to Amylin; for the fourth quarter, this revenue totaled $25.7 million.
For the full year of 2005, worldwide Humalog sales increased 9 percent, to $1.198 billion; Humulin sales increased 1 percent, to $1.005 billion; and Actos revenue to Lilly increased 9 percent, to $493.0 million. Since its June 2005 U.S. launch, Byetta generated $74.6 million in sales and Lilly reported $39.6 million of Byetta revenue.
Gemzar
Gemzar had sales totaling $352.6 million for the quarter, an increase of 7 percent from the fourth quarter of 2004. Sales in the U.S. were flat, at $154.9 million, while sales outside the U.S. increased 13 percent, to $197.7 million.
Evista
Evista sales were $265.3 million, a 3 percent increase compared with the fourth quarter of 2004. U.S. sales of Evista increased 1 percent, to $170.1 million. Sales outside the United States increased 6 percent, to $95.2 million.

Animal Health
Worldwide sales of animal health products in the fourth quarter were $251.4 million, which was flat compared with the fourth quarter of 2004. For the full year of 2005, animal health sales increased 8 percent, to $863.7 million.
Cymbalta
For the fourth quarter of 2005, Cymbalta, indicated for treatment of major depressive disorder as well as diabetic peripheral neuropathic pain, generated $228.8 million in sales. Sales are up 25 percent sequentially, compared with third quarter 2005 sales of $182.8 million.
Strattera
During the fourth quarter of 2005, Strattera, the only nonstimulant medicine approved for the treatment of ADHD in children, adolescents and adults, generated $168.0 million of sales, an 8 percent decrease compared with the fourth quarter of 2004. The sales decrease was due to a decline in demand.
For the full year of 2005, Strattera sales decreased 17 percent, to $552.1 million, due to U.S. wholesaler destocking in the first half of 2005 resulting from restructured arrangements with Lilly’s wholesalers and a decline in underlying demand, offset partially by volume growth outside the U.S. reflecting launches in Australia, Canada, Germany, Mexico and Spain.
Alimta
For the fourth quarter of 2005, Alimta, a treatment for malignant pleural mesothelioma and second-line treatment of non-small-cell lung cancer, generated sales of $135.8 million, representing a sequential increase of 11 percent compared with third-quarter 2005 sales of $122.3 million. In the fourth quarter, U.S. sales of Alimta were $86.5 million and sales outside the U.S. were $49.4 million.
Forteo
Fourth-quarter sales of Forteo, a treatment for severe osteoporosis, were $118.0 million, a 59 percent increase compared with the fourth quarter of 2004. U.S. sales of Forteo increased 43 percent, to $81.2 million. Sales outside the U.S. grew 110 percent, to $36.7 million.

Xigris
Fourth-quarter sales of Xigris, the first available pharmaceutical treatment for severe sepsis, were $51.8 million, a decrease of 6 percent compared with the fourth quarter of 2004. U.S. sales of Xigris decreased 14 percent, to $27.3 million, due to decreased demand, while sales outside the United States increased 3 percent, to $24.5 million. For the full year of 2005, Xigris sales were $214.6 million, an increase of 6 percent compared with 2004.
Cialis
Total worldwide fourth-quarter sales of Cialis, a treatment for erectile dysfunction marketed by Lilly ICOS LLC, were $210.5 million, a 38 percent increase compared with fourth-quarter 2004 worldwide sales. Worldwide Cialis sales are composed of $45.0 million of sales in Lilly territories and $165.5 million of sales in the joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis were $81.6 million in the fourth quarter, a 55 percent increase compared with fourth-quarter 2004 U.S. sales. Cialis sales in Lilly territories are reported in Lilly’s revenue, while Lilly’s 50 percent share of the joint-venture territory sales, net of expenses, is reported in Lilly’s other income.
For the full year of 2005, Cialis worldwide sales increased 35 percent, to $746.6 million, of which $169.9 million represents sales in Lilly territories and $576.7 million relates to sales in the joint-venture territories. Within the joint-venture territories, the U.S. sales of Cialis increased 32 percent, to $272.9 million, in 2005.
2006 Financial Guidance
The company expects 2006 earnings per share of $.73 to $.75 for the first quarter and $3.10 to $3.20 for the full year. This represents 7 percent to 10 percent growth compared with first-quarter 2005 earnings per share of $.68 and 8 percent to 11 percent growth compared with 2005 adjusted earnings per share. See reconciliation below for further detail.

Earnings per Share Reconciliation
	2006	2005
	Expectations	Results	% Growth
E.P.S. (reported)	$3.10 to $3.20	$1.81
Eliminate product liability charge	—	.90
Eliminate asset impairment charge	—	.14
Eliminate cumulative effect of an accounting change due to adoption of new accounting rule (FIN 47) for conditional asset retirement obligations	—	.02

E.P.S. (adjusted)	$3.10 to $3.20	$2.87	8% to 11%

For 2006, the company expects sales to grow 7 percent to 9 percent and gross margins as a percent of sales to improve modestly compared with 2005. In addition, the company expects operating expenses to grow in the mid-single digits in the aggregate, with marketing and administrative expenses accelerating while research and development expense growth moderates somewhat. However, Lilly will continue to be among the industry leaders in terms of research and development investment as a percent of sales. The company also expects other income to contribute approximately $175 million to $275 million; this ongoing net contribution is driven primarily by net interest income, Lilly ICOS joint venture after-tax profit and partnering and out-licensing of molecules. The company also anticipates the effective tax rate to be approximately 21 percent. In terms of cash flow, the company expects capital expenditures to be flat at about $1.4 billion in 2006.
Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2005 financial results conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 7:30 a.m. to 8:30 a.m. Eastern Standard Time (EST) and will be available for replay via the website through February 24, 2006.
Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information

– for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com. F-LLY
This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current products; rate of sales growth of recently launched products; the timing of anticipated regulatory approvals and launches of new products; other regulatory developments and government investigations; patent disputes and other litigation involving current and future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals; changes in tax law; asset impairments and restructuring charges; and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed November 2005. The company undertakes no duty to update forward-looking statements.
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Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Arxxantm TM (ruboxistaurin, Lilly)
Byetta® (exenatide injection, Amylin Pharmaceuticals)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta® (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax® (olanzapine fluoxetine combination, or OFC, Lilly)
Xigris® (drotrecogin alfa (activated), Lilly)
Yentreve® (duloxetine hydrochloride, Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

		Three Months Ended			Twelve Months Ended
		December 31			December 31
	2005	2004	% Chg.	2005	2004	% Chg.
Net sales	$3,879.1	$3,644.3	6%	$14,645.3	$13,857.9	6%

Cost of sales	898.2	865.7	4%	3,474.2	3,223.9	8%
Research and development	809.9	705.5	15%	3,025.5	2,691.1	12%
Marketing and administrative	1,189.6	1,098.2	8%	4,497.0	4,284.2	5%
Acquired in-process research and development	—	29.9	N/M	—	392.2	N/M
Asset impairments and other special charges	171.9	494.1	N/M	1,245.3	603.0	N/M

Operating income	809.5	450.9	N/M	2,403.3	2,663.5	N/M

Interest expense	(44.3)	(16.3)		(105.2)	(51.6)
Other income — net	129.5	85.4		419.4	330.0

Other income (deductions)	85.2	69.1	23%	314.2	278.4	13%

Income before income taxes and cumulative effect of an accounting change	894.7	520.0	72%	2,717.5	2,941.9	(8%)
Income taxes	172.1	522.4	N/M	715.9	1,131.8	N/M

Income (loss) before cumulative effect of an accounting change	722.6	(2.4)	N/M	2,001.6	1,810.1	N/M
Cumulative effect of an accounting change, net of tax	(22.0)	—	N/M	(22.0)	—	N/M

Net income (loss)	$700.6	$(2.4)	N/M	$1,979.6	$1,810.1	N/M

Earnings per share — basic	$0.64	$0.00	N/M	$1.82	$1.67	N/M

Earnings per share — diluted	$0.64	$0.00	N/M	$1.81	$1.66	N/M

Dividends paid per share	$0.38	$0.355	7%	$1.52	$1.42	7%
Weighted-average shares outstanding (thousands) — basic	1,091,655	1,086,599		1,088,754	1,083,887
Weighted-average shares outstanding (thousands) — diluted	1,093,511	1,086,599		1,092,150	1,088,936

Eli Lilly and Company
Operating Results (Unaudited) — ADJUSTED
(Dollars in millions, except per share data)

		Three Months Ended			Twelve Months Ended
		December 31			December 31
	2005(a)	2004(c)	% Chg.	2005(b)	2004(d)	% Chg.
Net sales	$3,879.1	$3,644.3	6%	$14,645.3	$13,857.9	6%

Cost of sales	898.2	865.7	4%	3,474.2	3,223.9	8%
Research and development	809.9	705.5	15%	3,025.5	2,691.1	12%
Marketing and administrative	1,189.6	1,098.2	8%	4,497.0	4,284.2	5%

Operating income	981.4	974.9	1%	3,648.6	3,658.7	(0%)

Interest expense	(44.3)	(16.3)		(105.2)	(51.6)
Other income — net	129.5	85.4		419.4	330.0

Other income (deductions)	85.2	69.1	23%	314.2	278.4	13%

Income before income taxes	1,066.6	1,044.0	2%	3,962.8	3,937.1	1%
Income taxes	195.0	229.7	(15%)	832.2	866.2	(4%)

Net income (e)	$871.6	$814.3	7%	$3,130.6	$3,070.9	2%

Earnings per share — basic	$0.80	$0.75	7%	$2.88	$2.83	2%

Earnings per share — diluted (e)	$0.80	$0.75	7%	$2.87	$2.82	2%

Dividends paid per share	$0.38	$0.355	7%	$1.52	$1.42	7%
Weighted-average shares outstanding (thousands) — basic	1,091,655	1,086,599		1,088,754	1,083,887
Weighted-average shares outstanding (thousands) — diluted	1,093,511	1,089,227		1,092,150	1,088,936

(a)	The 2005 fourth-quarter amounts are adjusted to eliminate the $171.9 million (pretax), or $.14 per share (after-tax) charge for asset impairments, restructuring and other special charges and the $22.0 million (after-tax), or $.02 per share (after-tax) charge for the cumulative effect of an accounting change due to the adoption of new accounting rule (FIN 47) for conditional asset retirement obligations.

(b)	The 2005 amounts are adjusted to eliminate the fourth-quarter charges outlined in (a) above and the $1.073 billion (pretax), or $.90 per share (after-tax), second-quarter charge to cover the Zyprexa product liability settlement as well as other product liability claims not covered by the settlement.

(c)	The 2004 fourth-quarter amounts are adjusted to eliminate the following charges: $465.0 million, or $.43 per share, tax expense on the repatriation to the United States of $ 8.0 billion of eligible overseas earnings in 2005 under the American Jobs Creation Act of 2004; $494.1 million (pretax), or $.30 per share (after-tax) for asset impairments, restructuring and other special charges; and $29.9 million (pretax), or $.02 per share

(after-tax) charge for acquired in-process research and development related to the inlicense of an insomnia compound from Merck KGaA.

(d)	The 2004 full-year amounts are adjusted to eliminate the fourth-quarter charges outlined in (c) above and to eliminate the following additional charges: a $108.9 million (pretax), or $.08 per share (after-tax), second-quarter charge for asset impairments related to manufacturing and research and development; and a $362.3 million, or $.33 per share (no tax benefit), first-quarter charge for acquired in -process research and development related to the Applied Molecular Evolution acquisition.

(e)	If 2004 adjusted fourth-quarter results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $756.5 million and $.69 per share, respectively. If 2004 adjusted results had been restated as if stock options had been expensed, then the net income and diluted earnings per share would have been $ 2.804 billion and $2.58 per share, respectively.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

	ThreeMonths Ended		% Change	Twelve Months Ended		% Change
	December 31		Over/(Under)	December 31		Over/(Under)
	2005	2004	2004	2005	2004	2004
Zyprexa	$1,032.2	$1,085.5	(5%)	$4,202.3	$4,419.8	(5%)
Gemzar	352.6	329.5	7%	1,334.5	1,214.4	10%
Humalog	309.1	284.6	9%	1,197.7	1,101.6	9%
Evista	265.3	257.3	3%	1,036.1	1,012.7	2%
Humulin	247.2	245.2	1%	1,004.7	997.7	1%
Cymbalta	228.8	61.3	N/M	679.7	93.9	N/M
Strattera	168.0	183.4	(8%)	552.1	666.7	(17%)
Actos	155.0	128.9	20%	493.0	452.9	9%
Alimta	135.8	73.1	86%	463.2	142.6	N/M
Prozac® family	114.4	123.1	(7%)	453.4	559.0	(19%)
Humatrope®	100.8	121.9	(17%)	414.4	430.3	(4%)
Forteo	118.0	74.3	59%	389.3	238.6	63%
Eli Lilly and Company Employment Information

	December 31, 2005	December 31, 2004
Worldwide Employees	42,600	44,500